Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Owens & Minor, Inc.:
We consent to the use of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.
/s/ KPMG LLP
Richmond, Virginia
May 8, 2017